PRESS RELEASE

INNOSPEC INCREASES ITS OFFER TO ACQUIRE TPC GROUP

Littleton, CO – NOV 15, 2012 – Innospec Inc. (NASDAQ: IOSP) today announced that it has increased its non-binding proposal to acquire all outstanding shares of common stock of TPC Group (NASDAQ:TPCG at an all-cash purchase price of $47.50 per share. The offer continues to be supported by investment funds affiliated with Blackstone Capital Partners VI, L.P. (Blackstone), which will provide equity financing for the transaction.

Patrick Williams, President and CEO of Innospec said, “We were disappointed to have been denied sufficient access to complete our due diligence, and we fully expect this revised offer to allow this to happen. Our diligence so far has confirmed our initial findings that TPC is a good strategic fit with Innospec. Our proposal continues to be subject to certain conditions, including completion of our due diligence and agreeing to definitive documentation.”

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 850 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading "Risk Factors.” The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information about Innospec, please visit our website at www.innospecinc.com.

Contacts:

Brian Watt
Innospec Inc.
+44-151-356-6241
Brian.Watt@innospecinc.com

Robert D. Ferris
RF|Binder Partners
+1-212-994-7505
Robert.Ferris@RFBinder.com

Dan Scorpio
RF|Binder Partners
+1-212-994-7609
Dan.scorpio@rfbinder.com